SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2005

ALLIANCE BANCSHARES CALIFORNIA

(Exact Name of Registrant as Specified in its Charter)

California	000-33455	91-2124567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Corporate Pointe

Culver City, CA 90230

(Address of Principal Executive Offices)

(310) 410-9281

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 27, 2005, our stockholders approved the 2005 Equity Incentive Plan at the 2005 Annual Meeting of Shareholders. The 2005 Plan had previously been approved by the Board of Directors. As of this date, no awards have been granted under the 2005 Plan.

The following is a summary of the 2005 Plan.

Purpose. The purpose of the 2005 Plan is to encourage selected employees, directors, consultants and advisors to accept and continue employment with us and to increase their interest in our welfare with the ability to participate in the growth of the value of our Common Stock.

Administration of the Plan. The 2005 Plan may be administered by either the Board of Directors or, at the discretion of the Board, a committee of the Board (the “Administrator”). The Board has delegated administration of the 2005 Plan to its Compensation and Nominating Committee. The Administrator has broad discretion and authority in administering the 2005 Plan, including the right to reduce the exercise price of any option, the base price of any SAR or the purchase price of Restricted Stock, or to accelerate vesting.

Types of Awards. The Administrator may authorize the following types of awards under the 2005 Plan: (1) the grant of “incentive” stock options –options intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (“ISOs”); (2) the grant of options which do not meet those requirements (“Non-Qualified Options”); (3) the sale of Common Stock (“Restricted Stock”); and (4) the grant of stock appreciation rights (“SARs”).

Eligible Participants. All directors, employees, consultants and advisors are eligible to receive awards under the 2005 Plan.

Shares Subject to the Plan. We may not issue more than 450,000 shares of our Common Stock pursuant to the 2005 Plan. Any shares subject to an option or SAR that terminates or expires without being exercised become available for future awards under the 2005 Plan. If the shares of Restricted Stock are forfeited or repurchased by the Company, the shares are again available for issuance under the 2005 Plan. No person may receive options, SARS or Restricted Stock in any 12-month period for more than 100,000 shares.

Terms and Conditions of Options and SARs. The exercise price of any option, or the base value of any SAR, may not be less than the fair market value of the Common Stock on the date of grant (110% of the fair market value for options granted to 10% shareholders). No option or SAR may be exercised more than 10 years after the date of grant (five years with respect to options granted to 10% shareholders). No option may be transferred or assigned without the consent of the Administrator except by will or the laws of descent and distribution. The exercise price of options may be paid in cash or, with the consent of the Administrator, by a full recourse promissory note, delivery of other shares of Common Stock (including shares acquired upon exercise of the related options), or by cashless exercise, to the extent and subject to applicable regulations.

Terms and Conditions of Restricted Stock Sales. Restricted Stock may be sold at a sales price not less than the fair market value of the Common Stock on the date of sale. The Administrator determines the terms and conditions of the sale, including the consideration for the Restricted Stock, which may include cash, promissory notes and services.

Amendments to the Plan. The Board may amend, alter, suspend or discontinue the Plan at any time. No amendment, alteration, suspension or discontinuance requires shareholder approval unless such approval is required to preserve incentive stock option treatment for federal income tax purposes or the Board otherwise concludes that shareholder approval is advisable or required by law.

Termination of the Plan. The Plan will terminate on March 24, 2015.

Item 7.01.	Regulation FD Disclosure

On May 27, 2005, Alliance Bancshares California (the “Company”) issued a press release announcing that its Annual Meeting of Shareholders was held on May 27, 2005 and reporting on certain comments made by the Chief Executive Officer at the meeting.

This Report is being furnished to the Commission pursuant to the requirements of Form 8-K. This Report is hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (File No. 333-97685)

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c). Exhibit 99.1 Press Release dated May 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 27, 2005	ALLIANCE BANCSHARES CALIFORNIA

	By:	/s/ Daniel L. Erickson
Daniel L. Erickson Executive Vice President and Chief Financial Officer